Exhibit 99.1

NEWS RELEASE August 14, 2024

Contacts: Dan Schlanger, CFO
Kris Hinson, VP Corporate Finance & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

Crown Castle Releases 2023 ESG Report
August 14, 2024 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle" or the "Company") announced today the release of its 2023 Environmental, Social and Governance ("ESG") Report and updates to its ESG website, which can be found at www.crowncastle.com/esg.
"Crown Castle's business model is providing shared assets for multiple users to bring communications connectivity to the many people, communities and businesses across the U.S. Our tower sites and fiber-fed locations deliver both sound economics and a sustainable means of meeting the growing demand for digital technology and broadband data usage," stated Steven Moskowitz, Crown Castle's Chief Executive Officer. "We have made terrific progress in advancing our environmental, sustainability and governance initiatives, reinforcing our commitment to responsible business practices that we believe support the best interests of communities we serve and drive long-term value creation for our stakeholders."
Crown Castle ESG highlights:
•Crown Castle's commitment to fostering a safe working environment has resulted in a 2023 Total Recordable Incident Rate ("TRIR") that is 8 times lower than the US average, continuing its long-term trend of a TRIR well below both US and industry averages.
•In 2023, Crown Castle conducted nearly 76,000 site inspections and, over the three-year period ended December 31, 2023, performed nearly 92,000 structural engineering assessments on over 80% of its more than 40,000 towers, contributing to the resiliency of its portfolio.
•Crown Castle is nearly three-quarters of the way to achieving its goal of becoming carbon neutral in Scope 1 and 2 emissions by 2025. By the end of 2023, Crown Castle had sourced 92% of its annual electricity consumption under multi-year renewable energy contracts and converted lighting systems on approximately 61% of its lit towers to energy-efficient LED lighting.
•Crown Castle increased its diverse supplier spend to 12.6% in 2023, up from 10.1% in 2022. The Company's efforts to increase spending with diverse suppliers include proactively increasing business with existing diverse suppliers, identifying and assisting diverse suppliers with obtaining certification, and enhancing tools and resources for its decision-makers.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, commitments, projections, estimates and expectations regarding (1) our ESG goals and initiatives, progress made with respect thereto and plans and efforts related thereto, (2) value-creation drivers, and (3) the resiliency of its portfolio of assets. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."